Exhibit 21.1

Subsidiaries of Nexeo Solutions Holdings, LLC

Entity		Jurisdiction of Formation
Nexeo Solutions, LLC		Delaware
Nexeo Solutions Sub Holding Corp.		Delaware
Nexeo Solutions Finance Corporation		Delaware
Nexeo Solutions Mexico Holdings, LLC		Delaware
Nexeo Solutions Pico Holdings, LLC		Delaware
Nexeo Solutions Singapore Pte. Ltd.		Singapore
Nexeo Solutions Hong Kong Limited		Hong Kong
Nexeo Solutions Canada Corp.		Canada
Nexeo Solutions Puerto Rico, LLC		Puerto Rico
Nexeo Solutions Cayman Holding Co. Ltd.		Cayman Islands
Nexeo Solutions Mexico S. de R.L. de C.V.		Mexico
Nexeo Solutions Services Mexico S. de R.L. de C.V.		Mexico
Nexeo Solutions Luxembourg Holding Co. S.a.r.l.		Luxembourg
Accolade European Holding Co. B.V.		Netherlands
Nexeo Solutions Danmark ApS		Denmark
Accolade France SAS		France
Accolade Plastics Ireland Limited		Ireland
Nexeo Solutions Europe B.V.		Netherlands
Nexeo Solutions Poland Sp. z o.o.		Poland
Nexeo Solutions RUS LLC		Russia
Nexeo Solutions Sweden AB		Sweden
Accolade Finland OY		Finland
Nexeo Solutions Germany GmbH		Germany
Nexeo Solutions Italy S.r.l.		Italy
Accolade Portugal, Unipessoal Limitada		Portugal
Nexeo Solutions Spain S.L.		Spain
Nexeo Solutions Plastics UK Limited		United Kingdom
Pacific Sky (H.K.) Ltd.		Hong Kong
Nexeo Solutions Trading (Shanghai) Company Limited		China
Nexeo Solutions Chemicals Trading (Shanghai) Company Limited		China
Nexeo Plaschem (Shanghai) Co., Ltd.		China
Nexeo Solutions Asia Limited		Hong Kong
Chemical Specialists and Development, LLC		Delaware
Startex Chemical, LLC		Delaware
Startex Distribution West, LLC		Delaware
Archway Sales, LLC	DF	Delaware